Exhibit 2

2016

SECOND QUARTER RESULTS

CEMEX

LATAM HOLDINGS

Stock Listing Information

Colombian Stock Exchange S.A.

Ticker: CLH

Investor Relations

Jesús Ortiz de la Fuente

+57 (1) 603-9051

E-mail: jesus.ortizd@cemex.com

OPERATING AND FINANCIAL HIGHLIGHTS

CEMEX

LATAM HOLDINGS

January - June Second Quarter

2016 2015 % var 2016 2015 % var

Consolidated cement volume 3,775 3,620 4% 1,946 1,880 3%

Consolidated domestic gray cement 3,306 3,307 (0%) 1,697 1,714 (1%)

Consolidated ready-mix volume 1,560 1,753 (11%) 823 904 (9%)

Consolidated aggregates volume 3,678 4,369 (16%) 1,943 2,257 (14%)

Net sales 672 748 (10%) 356 394 (10%)

Gross profit 328 356 (8%) 176 186 (5%)

as % of net sales 48.9% 47.6% 1.3pp 49.3% 47.2% 2.1pp

Operating earnings before other expenses, net 183 192 (4%) 101 101 (1%)

as % of net sales 27.3% 25.6% 1.7pp 28.3% 25.8% 2.5pp

Controlling interest net income (loss) 101 82 22% 55 39 43%

Operating EBITDA 226 236 (4%) 123 124 (1%)

as % of net sales 33.6% 31.6% 2.0pp 34.4% 31.5% 2.9pp

Free cash flow after maintenance capital expenditures

126 137 (8%) 70 70 N/A

Free cash flow 50 66 (24%) 25 47 (47%)

Net debt 984 1,077 (9%) 984 1,077 (9%)

Total debt 1,034 1,136 (9%) 1,034 1,136 (9%)

Earnings per share 0.18 0.15 22% 0.10 0.07 43%

Shares outstanding at end of period 556 556 0% 556 556 0%

Employees 4,737 5,093 (7%) 4,737 5,093 (7%)

Cement and aggregates volumes in thousands of metric tons. Ready-mix volumes in thousands of cubic meters. In millions of US dollars, except volumes, percentages, employees, and per-share amounts.

Shares outstanding are presented in millions.

Consolidated net sales during the second quarter of 2016 declined by 10% compared to the second quarter of 2015. For the first six months of 2016 consolidated net sales decreased by 10%, compared to the same period in 2015. This decline in net sales is explained mainly as a result of foreign exchange fluctuations and the effect of lower cement volumes from our operations in Panama and Costa Rica.

Cost of sales as a percentage of net sales during the first six months of the year decreased by 1.2pp from 52.4% to 51.1% on a year-over-year basis.

Operating expenses as a percentage of net sales during the first six months of the year decreased by 0.4pp from 22.0% to 21.6% compared to the same period in 2015.

Operating EBITDA during the second quarter of 2016 declined by 1% compared to the second quarter of 2015. During the first half of the year operating EBITDA decreased by 4%, compared to the same period in 2015. This decline is mainly explained by foreign exchange fluctuations and the effect of lower cement volumes from our operations in Panama and Costa Rica.

Operating EBITDA margin during the second quarter of 2016 increased by 2.9pp, compared to the second quarter of 2015. During the first half of the year operating EBITDA margin increased by 2.0pp compared with the same period last year.

Controlling interest net income during the second quarter of 2016 increased by 43% reaching US$55 million compared to the second quarter of 2015. During the first half of the year we registered a Controlling interest net income of US$101 million, increasing by 22% compared to the same period a year ago.

Total debt during the second quarter reached US$1,034 million.

2016 Second Quarter Results Page 2

OPERATING RESULTS

CEMEX

LATAM HOLDINGS

Colombia

January - June Second Quarter

2016 2015 % var 2016 2015 % var

Net sales 339 374 (9%) 182 198(8%)

Operating EBITDA 116 128 (9%) 61 68(11%)

Operating EBITDA margin 34.2% 34.1% 0.1pp 33.5% 34.5%(1.0pp)

In millions of US dollars, except percentages.

Domestic gray cement Ready-Mix Aggregates

January - June Second Quarter January - June Second Quarter January - June Second Quarter

Volume 5% 2% (9%) (7%) (16%) (14%)

Price (USD) (9%) (7%) (14%) (11%) (6%) (4%)

Price (local currency) 11% 10% 5% 5% 15% 13%

Year-over-year percentage variation.

In Colombia, during the second quarter our domestic gray cement volumes increased by 2%, while our ready-mix and aggregates volumes declined by 7% and 14%, respectively, compared to the second quarter of 2015. For the first six months, our domestic gray cement volumes increased by 5%, while our ready-mix and aggregates volumes decreased by 9% and 16%, respectively, compared to the same period in 2015.

During the quarter, our cement market position improved versus the second quarter of last year and remained stable sequentially. Local currency cement prices increased 10% on a year-over-year basis and decreased 2% sequentially.

The residential sector was the main driver of demand during the quarter supported by the middle-income segment, in which licenses increased 12% in the last twelve months as of May. In the infrastructure sector, regional and local investments slowed down in the first half of 2016 as new governors and mayors took office in January and as their new development plans are approved.

Panama

January - June Second Quarter

2016 2015 % var 2016 2015 % var

Net sales 130 151 (14%) 67 79 (15%)

Operating EBITDA 58 61 (6%) 33 33 2%

Operating EBITDA margin 44.6% 40.7% 3.9pp 49.5% 41.4% 8.1pp

In millions of US dollars, except percentages.

Domestic gray cement Ready-Mix Aggregates

January - June Second Quarter January - June Second Quarter January - June Second Quarter

Volume (21%) (21%) (11%) (8%) (9%) (6%)

Price (USD) 3% 2% (5%) (3%) (3%) (5%)

Price (local currency) 3% 2% (5%) (3%) (3%) (5%)

Year-over-year percentage variation.

In Panama during the second quarter our domestic gray cement, ready-mix and aggregates volumes decreased by 21%, 8% and 6%, respectively, compared to the second quarter of 2015. For the first half of the year, our domestic gray cement, ready-mix and aggregates volumes decreased by 21%, 11% and 9% ,respectively, compared to the same period in 2015. During the quarter, the negative performance in our volumes is mainly explained by a high comparison base in 2015, lower sales to the Panama Canal expansion project, the completion of some large infrastructure projects, as well as a lag effect related to a slow-down in construction license approval in previous months, and in execution of new infrastructure projects.

2016 Second Quarter Results

OPERATING RESULTS

CEMEX

LATAM HOLDINGS

Costa Rica

January - June Second Quarter

2016 2015% var 2016 2015% var

Net sales 82 89 (9%) 43 46 (8%)

Operating EBITDA 35 39 (12%) 18 20(10%)

Operating EBITDA margin 42.5% 43.9% (1.4pp) 41.4% 42.1% (0.7pp)

In millions of US dollars, except percentages.

Domestic gray cement Ready-Mix Aggregates

January - June Second Quarter January - June Second Quarter January - June Second Quarter

Volume (15%) (14%) (8%) (18%) 6% 4%

Price (USD) (4%) (3%) 8% 5% (0%) 7%

Price (local currency) (3%) (2%) 9% 6% 1% 9%

Year-over-year percentage variation.

In Costa Rica, during the second quarter our domestic gray cement and ready-mix volumes declined by 14% and 18%, respectively, while our aggregates volumes increased by 4%, compared to the second quarter of 2015. For the first six months of the year, our domestic gray cement and ready-mix volumes declined by 15% and 8%, respectively, while our aggregates volumes increased by 6%, compared to 2015.

Private consumption both in industrial and commercial, as well as residential sector are the main drivers of demand of our products in 2016. Infrastructure sector continues to slow down due to a high comparison base in 2015 and the lack of execution of new projects

Rest of CLH

January - June Second Quarter

2016 2015% var 2016 2015% var

Net sales 133141(6%) 71 76 (7%)

Operating EBITDA 44 40 12% 25 20 26%

Operating EBITDA margin 33.4% 28.1% 5.3pp 35.2% 26.1% 9.1pp

In millions of US dollars, except percentages.

Domestic gray cement Ready-Mix Aggregates

January - June Second Quarter January - June Second Quarter January - June Second Quarter

Volume 11% 14% (33%) (27%) (59%) (60%)

Price (USD) (5%) (3%) (2%) (4%) (17%) (15%)

Price (local currency) (0%) 0% (0%) (3%) (13%) (11%)

Year-over-year percentage variation.

In the Rest of CLH region, which includes our operations in Nicaragua, Guatemala, El Salvador and Brazil, during the second quarter of 2016 our domestic gray cement volumes increased by 14%, while our ready-mix and aggregates volumes declined by 27% and 60%, respectively, compared to the second quarter of 2015. During the first half of the year, our domestic gray cement volumes increased by 11%, while our ready-mix and aggregates volumes decreased by 33% and 59%, respectively, compared to same period in 2015.

During the second quarter we reached new historic cement volume records for CLH in Nicaragua and Guatemala.

2016 Second Quarter Results Page 4

OPERATING EBITDA, FREE CASH FLOW AND DEBT RELATED INFORMATION

CEMEX

LATAM HOLDINGS

Operating EBITDA and free cash flow

January - June Second Quarter

2016 2015 % var 2016 2015 % var

Operating earnings before other expenses, net 183 192 (4%) 100 102 (1%)

+ Depreciation and operating amortization 43 45 23 23

Operating EBITDA 226 237 (5%) 123 125 (2%)

- Net financial expense 29 42 14 21

- Capital expenditures for maintenance 22 13 18 9

- Change in working Capital (22) (26) (32) (31)

- Taxes paid 64 63 51 49

- Other cash items (Net) 6 8 2 7

Free cash flow after maintenance capital exp 126 137 (8%) 70 70 1%

- Strategic Capital expenditures 76 71 45 23

Free cash flow 50 66 (24%) 25 47 (47%)

In millions of US dollars, except percentages.

Information on Debt

Second Quarter First Quarter

2016 2015 % var 2016

Total debt 1, 2 1,034 1,136 9% 1,051

Short term 25% 13% 25%

Long term 75% 87% 75%

Cash and cash equivalents 51 59 (14%) 43

Net debt 984 1,077 (9%) 1,008

In millions of US dollars, except percentages.

1 Includes capital leases, in accordance with International Financial Reporting Standards (IFRS).

2 Represents the consolidated balances of CLH and subsidiaries.

Second Quarter

2016 2015

Currency denomination

U.S. dollar 98% 99%

Colombian peso 2% 1%

Interest rate

Fixed 76% 78%

Variable 24% 22%

2016 Second Quarter Results Page 5

OPERATING RESULTS

Income statement & balance sheet

CEMEX Latam Holdings, S.A. and Subsidiaries
in thousands of U.S. Dollars, except per share amounts

	January - June			Second Quarter		
INCOME STATEMENT	2016	2015	% var	2016	2015	% var
Net sales	672,076	747,600	(10%)	356,108	393,762	(10%)
Cost of sales	(343,740)	(391,636)	12%	(180,437)	(208,030)	13%
Gross profit	**328,336**	**355,964**	**(8%)**	**175,671**	**185,732**	**(5%)**
Operating expenses	(144,860)	(164,290)	12%	(74,738)	(84,245)	11%
Operating earnings before other expenses, net	**183,476**	**191,674**	**(4%)**	**100,933**	**101,487**	**(1%)**
Other expenses, net	(274)	(7,115)	96%	(389)	(5,135)	92%
Operating earnings	**183,202**	**184,559**	**(1%)**	**100,544**	**96,352**	**4%**
Financial expenses	(29,378)	(40,565)	28%	(14,505)	(19,976)	27%
Other income (expenses), net	11,561	(2,028)	N/A	4,800	(6,731)	N/A
Net income before income taxes	**165,385**	**141,966**	**16%**	**90,839**	**69,645**	**30%**
Income tax	(64,516)	(59,232)	(9%)	(35,436)	(30,875)	(15%)
Consolidated net income	**100,869**	**82,734**	**22%**	**55,403**	**38,770**	**43%**
Non-controlling Interest Net Income	(313)	(307)	(2%)	(163)	(134)	(22%)
Controlling Interest Net Income	**100,556**	**82,427**	**22%**	**55,240**	**38,636**	**43%**
				0	0	
Operating EBITDA	**226,051**	**236,349**	**(4%)**	**122,635**	**123,923**	**(1%)**
Earnings per share	**0.18**	**0.15**	**22%**	**0.10**	**0.07**	**43%**

	as of June 30		
BALANCE SHEET	2016	2015	% var
Total Assets	**3,358,440**	**3,465,039**	**(3%)**
Cash and Temporary Investments	50,541	58,683	(14%)
Trade Accounts Receivables	120,326	124,828	(4%)
Other Receivables	39,542	52,210	(24%)
Inventories	76,399	102,768	(26%)
Other Current Assets	17,987	21,843	(18%)
Current Assets	304,795	360,332	(15%)
Fixed Assets	1,217,641	1,117,256	9%
Other Assets	1,836,004	1,987,451	(8%)
Total Liabilities	**1,890,535**	**2,034,612**	**(7%)**
Current Liabilities	574,064	438,971	31%
Long-Term Liabilities	1,308,078	1,584,765	(17%)
Other Liabilities	8,393	10,876	(23%)
Consolidated Stockholders' Equity	**1,467,905**	**1,430,427**	**3%**
Non-controlling Interest	5,757	5,685	1%
Stockholders' Equity Attributable to Controlling Interest	1,462,148	1,424,742	3%

2016 Second Quarter Results Page 6

OPERATING RESULTS

Income statement & balance sheet

CEMEX Latam Holdings, S.A. and Subsidiaries
in millions of Colombian Pesos in nominal terms, except per share amounts

INCOME STATEMENT	January - June 2016	2015	% var	Second Quarter 2016	2015	% var
Net sales	2,066,868	1,871,629	10%	1,048,912	985,366	6%
Cost of sales	(1,057,120)	(980,466)	(8%)	(531,475)	(520,584)	(2%)
Gross profit	**1,009,748**	**891,163**	**13%**	**517,437**	**464,782**	**11%**
Operating expenses	(445,495)	(411,305)	(8%)	(220,140)	(210,816)	(4%)
Operating earnings before other expenses, net	**564,253**	**479,858**	**18%**	**297,297**	**253,966**	**17%**
Other expenses, net	(842)	(17,812)	95%	(1,145)	(12,854)	91%
Operating earnings	**563,411**	**462,046**	**22%**	**296,152**	**241,112**	**23%**
Financial expenses	(90,347)	(101,554)	11%	(42,723)	(49,983)	15%
Other income (expenses), net	35,553	(5,078)	N/A	14,136	(16,858)	N/A
Net income before income taxes	**508,617**	**355,414**	**43%**	**267,565**	**174,271**	**54%**
Income tax	(198,409)	(148,288)	(34%)	(104,376)	(77,261)	(35%)
Consolidated net income	**310,208**	**207,126**	**50%**	**163,189**	**97,010**	**68%**
Non-controlling Interest Net Income	(963)	(768)	(25%)	(480)	(334)	(44%)
Controlling Interest Net Income	**309,245**	**206,358**	**50%**	**162,709**	**96,676**	**68%**
Operating EBITDA	**695,186**	**591,705**	**17%**	**361,221**	**310,095**	**16%**
Earnings per share	**557.76**	**372.43**	**50%**	**293.42**	**174.43**	**68%**

BALANCE SHEET	as of June 30 2016	2015	% var
Total Assets	**9,793,716**	**8,957,507**	**9%**
Cash and Temporary Investments	147,386	151,702	(3%)
Trade Accounts Receivables	350,889	322,693	9%
Other Receivables	115,311	134,970	(15%)
Inventories	222,792	265,666	(16%)
Other Current Assets	52,455	56,468	(7%)
Current Assets	888,827	931,499	(5%)
Fixed Assets	3,550,825	2,888,229	23%
Other Assets	5,354,064	5,137,779	4%
Total Liabilities	**5,513,084**	**5,259,697**	**5%**
Current Liabilities	1,674,058	1,134,788	48%
Long-Term Liabilities	3,814,551	4,096,792	(7%)
Other Liabilities	24,475	28,117	(13%)
Consolidated Stockholders' Equity	**4,280,632**	**3,697,810**	**16%**
Non-controlling Interest	16,790	14,693	14%
Stockholders' Equity Attributable to Controlling Interest	4,263,842	3,683,117	16%

2016 Second Quarter Results Page 7

OPERATING RESULTS CEMEX LATAM HOLDINGS

Operating Summary per Country

in thousands of U.S. dollars

Operating EBITDA margin as a percentage of net sales

January - June Second Quarter

2016 2015 % var 2016 2015 % var

NET SALES

Colombia 338,981 374,258 (9%) 182,247 198,012 (8%)

Panama 129,782 150,944 (14%) 67,273 79,029 (15%)

Costa Rica 81,664 89,483 (9%) 42,727 46,440 (8%)

Rest of CLH 133,069 141,341 (6%) 70,723 75,692 (7%)

Others and intercompany eliminations (11,420) (8,426) (36%) (6,862) (5,411) (27%)

TOTAL 672,076 747,600 (10%) 356,108 393,762 (10%)

GROSS PROFIT

Colombia 159,977 179,581 (11%) 83,209 94,088 (12%)

Panama 64,356 68,724 (6%) 36,687 37,089 (1%)

Costa Rica 43,116 49,634 (13%) 22,442 25,192 (11%)

Rest of CLH 54,314 50,922 7% 29,797 25,618 16%

Others and intercompany eliminations 6,573 7,103 (7%) 3,536 3,745 (6%)

TOTAL 328,336 355,964 (8%) 175,671 185,732 (5%)

OPERATING EARNINGS BEFORE OTHER EXPENSES, NET

Colombia 103,064 113,709 (9%) 54,279 61,079 (11%)

Panama 48,954 52,145 (6%) 28,785 28,289 2%

Costa Rica 31,613 36,029 (12%) 16,178 18,020 (10%)

Rest of CLH 41,564 37,119 12% 23,469 18,431 27%

Others and intercompany eliminations (41,720) (47,328) 12% (21,778) (24,332) 10%

TOTAL 183,476 191,674 (4%) 100,933 101,487 (1%)

OPERATING EBITDA

Colombia 115,777 127,582 (9%) 61,031 68,269 (11%)

Panama 57,944 61,382 (6%) 33,323 32,721 2%

Costa Rica 34,672 39,251 (12%) 17,688 19,572 (10%)

Rest of CLH 44,394 39,657 12% 24,898 19,733 26%

Others and intercompany eliminations (26,736) (31,523) 15% (14,305) (16,372) 13%

TOTAL 226,051 236,349 (4%) 122,635 123,923 (1%)

OPERATING EBITDA MARGIN

Colombia 34.2% 34.1% 33.5% 34.5%

Panama 44.6% 40.7% 49.5% 41.4%

Costa Rica 42.5% 43.9% 41.4% 42.1%

Rest of CLH 33.4% 28.1% 35.2% 26.1%

TOTAL 33.6% 31.6% 34.4% 31.5%

2016 Second Quarter Results Page 8

OPERATING RESULTS

CEMEX LatAm Holdings

Volume Summary

Consolidated volume summary

Cement and aggregates in thousands of metric tons
Ready mix in thousands of cubic meters

	January - June			Second Quarter		
	2016	2015	% var	2016	2015	% var
Total cement volume [1]	3,775	3,620	4%	1,946	1,880	3%
Total domestic gray cement volume	3,306	3,307	(0%)	1,697	1,714	(1%)
Total ready-mix volume	1,560	1,753	(11%)	823	904	(9%)
Total aggregates volume	3,678	4,369	(16%)	1,943	2,257	(14%)

[1] Consolidated cement volume includes domestic and export volume of gray cement, white cement, special cement, mortar and clinker.

Per-country volume summary

	January - June 2016 vs. 2015	Second Quarter 2016 vs. 2015	Second Quarter 2016 vs. First Quarter 2016
DOMESTIC GRAY CEMENT			
Colombia	5%	2%	4%
Panama	(21%)	(21%)	1%
Costa Rica	(15%)	(14%)	8%
Rest of CLH	11%	14%	11%
READY-MIX			
Colombia	(9%)	(7%)	13%
Panama	(11%)	(8%)	7%
Costa Rica	(8%)	(18%)	(5%)
Rest of CLH	(33%)	(27%)	20%
AGGREGATES			
Colombia	(16%)	(14%)	12%
Panama	(9%)	(6%)	18%
Costa Rica	6%	4%	6%
Rest of CLH	(59%)	(60%)	(4%)

2016 Second Quarter Results Page 9

OPERATING RESULTS CEMEX LATAM HOLDINGS

Price Summary

Variation in U.S. dollars

January - June Second Quarter Second Quarter 2016

2016 vs. 2015 2016 vs. 2015 vs. First Quarter 2016

DOMESTIC GRAY CEMENT

Colombia (9%) (7%) 7%

Panama 3% 2% 1%

Costa Rica (4%) (3%) (1%)

Rest of CLH (5%) (3%) 3%

READY-MIX

Colombia (14%) (11%) 9%

Panama (5%) (3%) 1%

Costa Rica 8% 5% (2%)

Rest of CLH (2%) (4%) (3%)

AGGREGATES

Colombia (6%) (4%) 13%

Panama (3%) (5%) (0%)

Costa Rica (0%) 7% 24%

Rest of CLH (17%) (15%) (0%)

For Rest of CLH, volume-weighted average prices.

Variation in local currency

January - June Second Quarter Second Quarter 2016

2016 vs. 2015 2016 vs. 2015 vs. First Quarter 2016

DOMESTIC GRAY CEMENT

Colombia 11% 10% (2%)

Panama 3% 2% 1%

Costa Rica (3%) (2%) (0%)

Rest of CLH (0%) 0% (4%)

READY-MIX

Colombia 5% 5% (0%)

Panama (5%) (3%) 1%

Costa Rica 9% 6% (1%)

Rest of CLH (0%) (3%) (5%)

AGGREGATES

Colombia 15% 13% 4%

Panama (3%) (5%) (0%)

Costa Rica 1% 9% 26%

Rest of CLH (13%) (11%) (4%)

For Rest of CLH, volume-weighted average prices.

2016 Second Quarter Results Page 10

DEFINITIONS OF TERMS AND DISCLOSURES CEMEX LATAM HOLDINGS

Methodology for translation and presentation of results

Under IFRS, CLH reports its consolidated results in its functional currency, which is the US Dollar, by translating the financial statements of foreign subsidiaries using the corresponding exchange rate at the reporting date for the balance sheet and the corresponding exchange rates at the end of each month for the income statement.

For the reader’s convenience, Colombian peso amounts for the consolidated entity are calculated by converting the US dollar amounts using the closing COP/US$ exchange rate at the reporting date for balance sheet purposes, and the average COP/US$ exchange rate for the corresponding period for income statement purposes. The exchange rates used to convert: (i) the balance sheet as of June 30, 2016 and June 30, 2015 was $2,916.15 and $2,585.11 Colombian pesos per US dollar, respectively, and (ii) the consolidated results for the second quarter of 2016 and for the second quarter of 2015 were $2,945.49 and $2,502.32 Colombian pesos per US dollar, respectively.

Per-country/region selected financial information of the income statement is presented before corporate charges and royalties which are included under “other and intercompany eliminations.”

Consolidated financial information

When reference is made to consolidated financial information means the financial information of CLH together with its consolidated subsidiaries.

Presentation of financial and operating information

Individual information is provided for Colombia, Panama and Costa Rica.

Countries in Rest of CLH include Nicaragua, Guatemala, El Salvador and Brazil.

Exchange rates

January – June January - June Second Quarter

2016 closing 2015 closing 2016 average 2015 average 2016 average 2015 average

Colombian peso 2,916.15 2,585.11 3,075.35 2,503.52 2,945.49 2,502.32

Panama balboa 1.00 1.00 1.00 1.00 1.00 1.00

Costa Rica colon 554.20 540.97 545.25 540.71 547.50 554.90

Euro 1.1102 1.1145 1.1141 1.1080 1.1200 0.7297

Amounts provided in units of local currency per US dollar.

2016 Second Quarter Results Page 11

OTHER ACTIVITIES AND INFORMATION CEMEX LATAM HOLDINGS

Repurchase of CEMEX Colombia bond

Regarding the issuance of common bonds by CEMEX Colombia in the secondary market made in July 2015, with maturity date July 2025 and with a rate of 8.3%, mentioned in note 15 and considering clause 4.10 of the common bond issuance prospectus of Cemex Colombia in the secondary market and that during the annual period comprised between July 9, 2015 and July 8, 2016 the trading volume of securities in the secondary market was less than Col$5 billion, on July 12, 2016, Cemex Colombia made an offer to purchase the securities addressed to all holders at a price equivalent to 100% of the principal amount outstanding plus interests accrued and not yet paid. This offer was accepted by all securities holders on July 13, 2016.

The acquisition of securities by CEMEX Colombia does not imply the cancellation of such securities according to the second paragraph of article 2 of Law 964/2005.

2016 Second Quarter Results Page 12

DEFINITIONS OF TERMS AND DISCLOSURES CEMEX LATAM HOLDINGS Definition of terms Free cash flow equals operating EBITDA minus net interest expense, maintenance and strategic capital expenditures, change in working capital, taxes paid, and other cash items (net other expenses less proceeds from the disposal of obsolete and/or substantially depleted operating fixed assets that are no longer in operation). Maintenance capital expenditures investments incurred for the purpose of ensuring CLH’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or internal policies. Net debt equals total debt minus cash and cash equivalents. Operating EBITDA equals operating earnings before other expenses, net, plus depreciation and operating amortization. pp equals percentage points. Strategic capital expenditures investments incurred with the purpose of increasing CLH’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs. Working capital equals operating accounts receivable (including other current assets received as payment in kind) plus historical inventories minus operating payables. 2016 Second Quarter Results Page 13